SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        ---------------------------------

                           Filed by the Registrant |X|
                 Filed by a party other than the Registrant |_|

                        ---------------------------------

                           Check the appropriate box:

|_| Preliminary Proxy Statement             |X| Definitive Proxy Statement

|_| Definitive Additional Materials         |_| Soliciting Material Pursuant to
                                                Rule 14a-11(c) or Rule 14a- 12

|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                   -------------------------------------------

                            ARROW INTERNATIONAL, INC.

                (Name of Registrant as Specified in Its Charter)

                   -------------------------------------------

Payment of Filing Fee (Check the appropriate box):

      |X|   No fee required.
      |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            (1) Title of each class of securities to which transaction applies: N/A
            (2)   Aggregate number of securities to which transaction applies:
                  N/A
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) N/A
            (4)   Proposed maximum aggregate value of transaction: N/A
            (5)   Total fee paid: N/A

                  (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)   Amount Previously Paid:
            (2)   Form, Schedule or Registration Statement No.:
            (3)   Filing Party:
            (4)   Date Filed:

                            ARROW INTERNATIONAL, INC.
                               2400 Bernville Road
                           Reading, Pennsylvania 19605

                              ---------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be held on June 19, 2000

To Our Shareholders:

      The Special Meeting of Shareholders of Arrow International, Inc. will be held at the Company's corporate headquarters located at 2400 Bernville Road, Reading, Pennsylvania at 10:00 a.m. on June 19, 2000 for the following purposes:

      (1)   To approve the adoption of the Company's 1999 Stock Incentive Plan;
            and

      (2) To transact such other business, if any, as may properly come before the Special Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on April 28, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

      YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE SPECIAL MEETING.

                                    By Order of the Board of Directors,

                                    T. Jerome Holleran,
                                    Secretary

May 15, 2000
Reading, Pennsylvania

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 19, 2000

                                       OF

                            ARROW INTERNATIONAL, INC.

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Arrow International, Inc., a Pennsylvania corporation (the "Company"), for the Special Meeting of Shareholders of the Company to be held on June 19, 2000, or any adjournments thereof.

      The Board of Directors has fixed the close of business on April 28, 2000 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting. On that date there were 22,257,503 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock is required to establish a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy is required to approve the adoption of the Company's 1999 Stock Incentive Plan. Shares represented by proxies will be voted in accordance with the specifications made on the proxy card by the shareholder.

      Abstentions may be specified with regard to the proposal to approve the adoption of the Company's 1999 Stock Incentive Plan. Since the affirmative vote of a majority of the votes cast is required in respect of this proposal, an abstention with respect to the proposal will have the same effect as a vote against such proposal. Any proxy not specifying the contrary will be voted in favor of the proposal to approve the adoption of the Company's 1999 Stock Incentive Plan. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the Special Meeting and voting in person, or by otherwise notifying the Company prior to the Special Meeting. Under applicable Pennsylvania law, broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the brokers or nominees do not have discretionary power) may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether any non-discretionary proposals to be voted upon at the Special Meeting have been approved. The Company believes that the proposal to be considered at the Special Meeting constitutes a proposal in respect of which brokers and other nominees typically do not have discretionary power. Accordingly, broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will not be treated as entitled to vote on this matter at the Special Meeting.

      The mailing address of the principal executive offices of the Company is P.O. Box 12888, 2400 Bernville Road, Reading, Pennsylvania 19612. This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about May 15, 2000.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of April 28, 2000, the beneficial ownership of Common Stock by (i) each director who is a shareholder, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all directors and officers as a group (including the named individuals), and
(iv) each beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated in the notes immediately following the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                      Amount          Percent of
Name                                           Beneficially Owned    Class Owned
----                                           ------------------    -----------

Marlin Miller, Jr..............................    4,091,525(1)          18.4%
Richard T. Niner...............................    3,149,737(2)          14.2
Raymond Neag...................................    1,872,100(3)           8.4
John H. Broadbent, Jr..........................      920,590(4)           4.1
T. Jerome Holleran.............................      570,683(5)           2.6
Philip B. Fleck................................       69,100(6)            *
Paul L. Frankhouser............................       63,934(7)            *
Frederick J. Hirt..............................        4,000(8)            *
R. James Macaleer..............................       39,375(9)            *
Carl G. Anderson, Jr...........................       11,716(10)           *
Alan M. Sebulsky...............................       10,000(11)           *
John E. Gurski.................................        8,200(12)           *
George W. Ebright..............................        7,000(13)           *
All directors and officers as a group (15
   persons)....................................   10,833,920(14)         48.7

Robert L. McNeil, Jr...........................    2,303,744(15)         10.4
Richard T. Niner and Robert W. Cruickshank, as
   Trustees of the Robert L. McNeil, Jr. 1983
   Intervivos Trust dated November 30, 1983....    2,312,247             10.4
c/o The Bank of New York
    P.O. Box 11203
    New York, New York 10249

----------
*     Less than one percent.

(1) Includes 1,000 shares owned by Mr. Miller's wife, as to which Mr. Miller disclaims beneficial ownership. Also includes 49,000 shares held by a charitable foundation of which Mr. Miller is one of five trustees who have shared power to vote and dispose of the shares of Common Stock held by such foundation.

                       (footnotes continued on next page)

                    (footnotes continued from previous page)

(2) Shares beneficially owned include an aggregate of 9,075 shares owned by Mr. Niner's wife and two children, as to which Mr. Niner disclaims beneficial ownership, 10,000 shares held by a charitable foundation of which Mr. Niner is an officer and a director with power to vote and dispose of the shares of Common Stock held by such foundation, as to which shares Mr. Niner disclaims beneficial ownership, and 2,312,247 shares held by Hare & Co., as nominee for the Robert L. McNeil, Jr. 1983 Intervivos Trust (the "McNeil Trust"), of which Mr. Niner is one of two trustees who have shared power to vote and dispose of the shares of Common Stock held in such trust. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(3) Includes 31,700 shares held by the Raymond Neag Charitable Remainder Unitrust #1 of which Raymond Neag is trustee with sole power to vote and dispose of the shares of Common Stock held by such trust. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(4) Includes 15,000 shares owned by Mr. Broadbent's wife, as to which Mr. Broadbent disclaims beneficial ownership. Also includes 21,300 shares held by a charitable foundation of which Mr. Broadbent is one of three trustees who have shared power to vote and dispose of the shares of Common Stock held by such foundation. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(5) Includes 25,000 shares owned by Mr. Holleran's wife, as to which Mr. Holleran disclaims beneficial ownership. Also includes 41,700 shares held by the T. Jerome and Carolyn Rae Holleran Charitable Remainder Unitrust of which T. Jerome Holleran is trustee with sole power to vote and dispose of the shares of Common Stock held by such trust. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(6) Includes 10,000 shares owned by Mr. Fleck's wife, as to which Mr. Fleck disclaims beneficial ownership. Also includes 32,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 93,000 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(7) Includes 300 shares owned by Mr. Frankhouser's children, as to which Mr. Frankhouser disclaims beneficial ownership. Also includes 27,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 73,000 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(8) Includes 2,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 28,000 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(9) Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(10) Includes 5,500 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(11) Includes 6,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

                       (footnotes continued on next page)

                    (footnotes continued from previous page)

(12) Includes 6,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(13) Includes 6,500 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 1,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(14) See footnotes (1) through (13) above. Also includes 7,600 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable granted to two executive officers. Does not include an aggregate of 12,900 shares issuable upon the exercise of options granted to two executive officers which are not deemed to be presently exercisable.

(15) Includes 71,900 shares held by a charitable foundation of which Mr. McNeil, a former director of the Company, is the president and one of eleven directors who have shared power to vote and dispose of the shares of Common Stock held by such foundation. Excludes 2,312,247 shares held by Hare & Co., as nominee for the McNeil Trust, of which Mr. McNeil was the grantor for the benefit of Mr. McNeil and his lineal descendants. Mr. McNeil disclaims beneficial ownership of such shares held in the McNeil Trust.

                               EXECUTIVE OFFICERS

            The executive officers of the Company, their positions with the Company, business history and certain other information, as of April 28, 2000, are set forth below.

Name                     Office                                              Age
----                     ------                                              ---

Marlin Miller, Jr.       Chairman and Chief Executive Officer                68
Philip B. Fleck          President and Chief Operating Officer               55
Paul L. Frankhouser      Executive Vice President                            54
Frederick J. Hirt        Vice President - Finance, Chief Financial           52
                            Officer and Treasurer
T. Jerome Holleran       Secretary                                           64
Thomas D. Nickel         Vice President - Regulatory Affairs and             61
                            Quality Assurance
Scott W. Hurley          Controller                                          41

            Marlin Miller, Jr. has served as Chairman of the Board of Directors of the Company since January 20, 1999 and as Chief Executive Officer and a director of the Company since it was founded in 1975. Mr. Miller served as President of the Company from 1975 to January 20, 1999. From 1972 to 1975, Mr. Miller served as Vice President and a director of Connors Investor Services, a research and investment management firm. From 1959 to 1972, Mr. Miller served as Executive Vice President and a director of Glen Gery Corporation, a manufacturer of building products. Mr. Miller is also President and a director of Arrow Precision Products, Inc., a corporation controlled by principal shareholders of the Company ("Precision"). See "Certain Transactions." He is a director of Carpenter Technology Corporation, a manufacturer of specialty steel.

            Philip B. Fleck has served as President and Chief Operating Officer of the Company since January 20, 1999, as Vice President-Research and Manufacturing of the Company from June 1994 to January 20, 1999 and as Vice President-Research and Engineering of the Company from 1986 to June 1994. From 1975 to 1986, Mr. Fleck served as

Engineering Manager of the Company. From 1971 to 1975, Mr. Fleck served as Equipment Design Manager and Engineering Manager of the Arrow Products Division of Rockwell International Corporation, the Company's predecessor (the "Rockwell Division"). From 1967 to 1971, Mr. Fleck served as Manufacturing Development Engineer of Atlas Chemical Industries, a manufacturer of aerospace components.

            Paul L. Frankhouser has served as Executive Vice President of the Company since January 20, 1999 and as Vice President-Marketing of the Company from 1986 to June 1994. From 1980 to 1986, Mr. Frankhouser served as Manager of Marketing of the Company, from 1977 to 1980, as Product Manager-Medical Devices and, from 1975 to 1977, as Manager of Medical Products and Process Development of the Company. Prior to 1975, Mr. Frankhouser served as a Project Engineer of the Rockwell Division.

            Frederick J. Hirt has served as Vice President-Finance, Chief Financial Officer and Treasurer of the Company since August 1998. Prior to joining the Company, Mr. Hirt served in various capacities with Pharmacia & Upjohn, Inc. from 1980 through June 1998, where he most recently served as Vice President, Accounting and Reporting. From 1972 to 1980, Mr. Hirt was employed in the Chicago office of Coopers & Lybrand.

            T. Jerome Holleran has served as Secretary and a director of the Company since it was founded in 1975 and, until September 1997, also served as a Vice President of the Company. Mr. Holleran has also served as Chairman of Precision Medical Products, Inc. ("PMP"), a former subsidiary of Precision that manufactures and markets certain non-catheter medical products that was sold in August 1997 to certain management employees of Precision (including Mr. Holleran), since October 1999 and as Chief Executive Officer of PMP since July 1996. Mr. Holleran served as President of PMP from July 1996 until October 1999. See "Certain Transactions." From February 1986 to September 1997, Mr. Holleran was also Vice President, Chief Operating Officer and a director of Precision. Mr. Holleran also served as President of Endovations, Inc., a former subsidiary of Precision that manufactured and marketed certain gastroenterological medical products, from 1991 until the sale in June 1996 of a portion of the Endovations business to the Company and the remainder to an unrelated third party. From 1971 to 1975, Mr. Holleran served as Director of Business Planning-Textile Divisions of Rockwell International Corporation and as a Marketing Manager of the Rockwell Division. From 1969 to 1971, Mr. Holleran was employed as a consultant by Booz, Allen and Hamilton.

            Thomas D. Nickel has served as Vice President-Regulatory Affairs and Quality Assurance of the Company since 1991. From 1986 to 1991, Mr. Nickel served as Director of Regulatory Affairs and Quality Assurance of the Company. Prior to joining the Company, Mr. Nickel served as Director of Regulatory Affairs and Quality Assurance of Omnis Surgical, Inc., a former subsidiary of Baxter International, Inc. that manufactured anesthesiological and other related products.

            Scott W. Hurley has served as Controller of the Company since April 1998. Prior to joining the Company, Mr. Hurley served in various capacities with Rhone-Poulenc Rorer from 1990 to April 1998, where he most recently served as a Director of Finance.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder require the Company's officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange

Commission ("SEC") and to furnish to the Company copies of all such filings. The Company has determined, based solely upon a review of (i) those reports and amendments thereto furnished to the Company during and with respect to the fiscal year ended August 31, 1999, and (ii) written representations from certain reporting persons, that John E. Gurski, a director of the Company, was inadvertently late in filing a Form 4 reporting the purchase of 1,200 shares and 1,000 shares of Common Stock on April 1, 1999 and April 8, 1999, respectively.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

            The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors held seven meetings during the Company's fiscal year ended August 31, 1999. All of the directors attended at least 75% of the meetings of the Board and any committee on which they served during fiscal 1999. Among the committees of the Board are the Audit Committee and the Human Resources Committee.

            The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The members of the Audit Committee currently are Carl G. Anderson, Jr., Richard T. Niner, who acts as Chairman of the Committee, and Alan M. Sebulsky, none of whom are employees of the Company. The Audit Committee met two times during fiscal 1999.

            The Human Resources Committee reviews and recommends the compensation arrangements for executive management of the Company, including salaries, bonuses and grants of awards under, and administration of, the Company's 1992 Stock Incentive Plan and, subject to the approval of the Company's shareholders at the Special Meeting, its 1999 Stock Incentive Plan. The Human Resources Committee selects employees to whom awards will be made under the 1992 Stock Incentive Plan and, subject to the approval of the Company's shareholders at the Special Meeting, 1999 Stock Incentive Plan, determines the number of shares to be optioned or awarded, and the time, manner of exercise and other terms of the awards. The members of the Human Resources Committee currently are George W. Ebright, who acts as Chairman of the Committee, John E. Gurski and R. James Macaleer. The Human Resources Committee met three times during fiscal 1999.

                            COMPENSATION OF DIRECTORS

            The Company's directors who are not officers or employees of the Company received a quarterly fee of $3,500 for Board membership in fiscal 1999, which has been increased to $4,000 for fiscal 2000, a fee of $1,000 for attendance at each Board meeting and a fee of $500 for attendance at each Committee meeting. Directors are reimbursed for reasonable expenses incurred in connection with attending Board and Committee meetings. The Chairmen of the Audit Committee and the Human Resources Committee each receive an additional fee of $2,000 per year.

            To promote the Company's ability to attract and retain outside directors and to provide them with an incentive to maintain and enhance the Company's long-term performance, stock awards are currently made to directors who are not also employees or consultants of the Company. The stock awards are made pursuant to the Company's Directors Stock Incentive Plan in the form of non-qualified stock options. The plan was approved by the Company's shareholders at the Company's Annual Meeting of Shareholders held on January 17, 1996, on which date the plan became effective, and amendments to the plan were approved by the Company's shareholders at the Company's Annual Meeting of Shareholders held on January 19, 2000, on which date such amendments became effective. Upon an eligible director's first election to the Board, such eligible director receives options to purchase 5,000 shares of Common Stock. On the date each year when directors are elected to the Board, eligible directors currently receive options to purchase an additional 1,500 shares of Common Stock. The exercise price for each option is equal to the fair market value of the Common Stock on the date of grant. Each option has a term of ten years from the date of grant and vests on the first anniversary of the date of grant.

            The amendments to the Company's Directors Stock Incentive Plan approved by the Company's shareholders at the Company's 2000 Annual Meeting of Shareholders enabled non-employee directors who were shareholders of the Company at the time of the Company's initial public offering on June 9, 1992 to be eligible to receive stock awards under the plan, whereas previously such directors were not so eligible. In addition, these amendments to the plan enabled eligible directors to receive options to purchase 1,500 shares of Common Stock on the date each year when directors are elected to the Board, instead of the 500 shares previously provided for under the plan.

            Messrs. Anderson, Ebright, Gurski and Sebulsky were the only directors eligible to receive awards under the plan during fiscal 1999. On January 20, 1999, the date of the Company's 1999 Special Meeting of Shareholders, each of Messrs. Anderson, Ebright, Gurski and Sebulsky was granted options pursuant to the plan to purchase 500 shares of Common Stock at an exercise price of $25.125. Messrs. Broadbent, Holleran, Macaleer and Niner did not receive any stock awards under the plan on such date because each of them was a shareholder of the Company at the time of its initial public offering on June 9, 1992. On January 19, 2000, the date of the Company's 2000 Annual Meeting of Shareholders, in accordance with the amended terms of the plan, each of the directors of the Company, with the exception of Marlin Miller, Jr., the Chairman and Chief Executive Officer of the Company, was granted options to purchase 1,500 shares of Common Stock, in each case at an exercise price of $34.75, the closing price per share of the Common Stock on such date as reported on The Nasdaq Stock Market.

                             EXECUTIVE COMPENSATION

            The following table summarizes, for the Company's past three fiscal years, all compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated other executive officers of the Company other than the Chief Executive Officer as of August 31, 1999 for services rendered to the Company in all capacities.

                           Summary Compensation Table

                                                  Annual                      Long-Term
                                              Compensation(1)               Compensation(1)
                                         -------------------------     -------------------------
                                                                       Restricted     Securities
     Name and                  Fiscal                                    Stock        Underlying            All Other
Principal Position              Year     Salary($)     Bonus($)(2)     Awards($)      Options(#)         Compensations($)
------------------              ----     ---------     -----------     ---------      ----------         ----------------
Marlin Miller, Jr.              1999      346,392        117,427          -0-            -0-                198,298(3)
Chairman and Chief              1998      346,392(4)     106,931          -0-            -0-                198,690(3)
Executive Officer               1997      313,397(4)     216,739          -0-            -0-                198,674(3)

Raymond Neag(5)                 1999      251,124         76,618          -0-            -0-                109,340(6)
Vice Chariman and               1998      251,124         68,908          -0-            -0-                119,842(6)
Executive Vice President        1997      239,160        139,669          -0-            -0-                110,382(6)

                                                  Annual                      Long-Term
                                              Compensation(1)               Compensation(1)
                                         -------------------------     -------------------------
                                                                       Restricted     Securities
     Name and                  Fiscal                                    Stock        Underlying            All Other
Principal Position              Year     Salary($)     Bonus($)(2)     Awards($)      Options(#)         Compensations($)
------------------              ----     ---------     -----------     ---------      ----------         ----------------
Philip B. Fleck                 1999      219,997         75,850          -0-         105,000(7)              4,961(8)
President and Chief             1998      190,092         61,664          -0-          10,000(9)              4,888(8)
Operating Officer               1997      181,044        101,998          -0-            -0-                  3,000(8)

Paul L. Frankhouser             1999      202,497         69,991          -0-          80,000(10)            15,529(11)
Executive Vice                  1998      190,092         61,664          -0-          10,000(12)            15,839(13)
President                       1997      181,044        101,998          -0-            -0-                  3,009(14)

Frederick J. Hirt(15)           1999      206,667         71,501          -0-          20,000(16)             3,439(17)
Vice President-Finance,         1998       16,667(18)      3,430(18)      -0-          10,000(19)                -0-
Chief Financial  Officer and
Treasurer

----------
(1) Column with respect to "Other Annual Compensation" has not been included in this table because there has been no such Other Annual Compensation awarded to, earned by or paid to any of the executive officers named above for any fiscal year covered in the table.

(2) Includes annual incentive and profit sharing bonuses earned with respect to fiscal 1998, part of which were paid in fiscal 1999.

(3) Consists of (i) matching contributions in the amount of $5,000, $4,790 and $3,000 made by the Company to Mr. Miller's account under the Company's 401(k) Plan in fiscal 1999, 1998 and 1997, respectively, and (ii) insurance premiums in the amount of $193,298, $193,900 and $195,674 paid by the Company in fiscal 1999, 1998 and 1997, respectively, in respect of term life insurance policies owned by certain trusts established by Mr. Miller, which premium payments must be repaid to the Company from either
      (a) the cash surrender value of such policies or (b) the death benefits of such policies.

(4) In addition, Precision paid $3,464 and $16,495 as salary to Mr. Miller in fiscal 1998 and 1997, respectively, in respect of Mr. Miller's devotion of approximately 1% and 5% of his business time to Precision during each of fiscal 1998 and 1997, respectively. See "Certain Transactions."

(5) Mr. Neag retired as Vice Chairman of the Board of the Company on October 31, 1999 and as Executive Vice President of the Company on January 20, 1999.

(6) Consists of (i) matching contributions in the amount of $4,072, $4,910 and $3,000 made by the Company to Mr. Neag's account under the Company's 401(k) Plan in fiscal 1999, 1998 and 1997, respectively, and (ii) insurance premiums in the amount of $105,268, $114,932 and $107,382 paid by the Company in fiscal 1999, 1998 and 1997, respectively, in respect of the term life insurance policies owned by certain trusts established by Mr. Neag, which premium payments must be repaid to the Company from either
      (a) the cash surrender value of such policies or (b) the death benefit of such policies.

(7) Represents an award to Mr. Fleck on (i) January 20, 1999 of options to purchase 100,000 shares of Common Stock at an exercise price of $25.125 per share under the Company's 1992 Stock Incentive Plan and (ii) August 31, 1999 of options to purchase

                       (footnotes continued on next page)

                    (footnotes continued from previous page)

      5,000 shares of Common Stock at an exercise price of $29.00 per share under the Company's 1999 Stock Incentive Plan (subject to approval of such plan by the Company's shareholders at the Special Meeting). Subject to Mr. Fleck's continued employment with the Company, 20% (i.e., 20,000 and 1,000 options, respectively) of each of such stock option awards will vest on each of the first through the fifth anniversary of the date of such awards (i.e., January 20 and August 31, respectively). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(8) Represents matching contributions made by the Company to Mr. Fleck's account under the Company's 401(k) Plan in fiscal 1999, 1998 and 1997, respectively.

(9) Represents an award to Mr. Fleck on September 9, 1997 of options to purchase 10,000 shares of Common Stock at an exercise price of $31.875 per share under the Company's 1992 Stock Incentive Plan. Subject to Mr. Fleck's continued employment with the Company, 20% (i.e., 2,000 options) of such stock option award will vest on each of the first through the fifth anniversary of the date of such award (i.e., September 9). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(10) Represents an award to Mr. Frankhouser on (i) January 20, 1999 of options to purchase 75,000 shares of Common Stock at an exercise price of $25.125 per share under the Company's 1992 Stock Incentive Plan and (ii) August 31, 1999 of options to purchase 5,000 shares of Common Stock at an exercise price or $29.00 per share under the Company's 1999 Stock Incentive Plan (subject to approval of such plan by the Company's shareholders at the Special Meeting). Subject to Mr. Frankhouser's continued employment with the Company, 20% (i.e., 15,000 and 1,000 options, respectively) of each of such stock option awards will vest on each of the first through the fifth anniversary of the date of such awards (i.e., January 20 and August 31, respectively). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(11) Consists of a (i) matching contribution in the amount of $4,560 made by the Company to Mr. Frankhouser's account under the Company's 401(k) Plan in fiscal 1999 and (ii) a payment of $10,969 made to Mr. Frankhouser in fiscal 1999 in respect of his accrued but unused vacation allowance.

(12) Represents an award to Mr. Frankhouser on September 9, 1997 of options to purchase 10,000 shares of Common Stock at an exercise price of $31.875 per share under the Company's 1992 Stock Incentive Plan. Subject to Mr. Frankhouser's continued employment with the Company, 20% (i.e., 2,000 options) of such stock option award will vest on each of the first through the fifth anniversary of the date of such award (i.e., September 9). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(13) Consists of (i) a matching contribution in the amount of $4,870 made by the Company to Mr. Frankhouser's account under the Company's 401(k) Plan in fiscal 1998 and (ii) a payment of $10,969 made to Mr. Frankhouser in fiscal 1998 in respect of his accrued but unused vacation allowance.

                       (footnotes continued on next page)

                    (footnotes continued from previous page)

(14) Represents a matching contribution made by the Company to Mr. Frankhouser's account under the Company's 401(k) plan in fiscal 1997.

(15) Mr. Hirt joined the Company as Vice President-Finance, Chief Financial Officer and Treasurer on August 3, 1998. Accordingly, no information is provided for periods prior to such date with respect to Mr. Hirt.

(16) Represents an award to Mr. Hirt on August 31, 1999 of options to purchase 20,000 shares of Common Stock at an exercise price of $29.00 per share under the Company's 1999 Stock Incentive Plan (subject to approval of such plan by the Company's shareholders at the Special Meeting). Subject to Mr. Hirt's continued employment with the Company, 20% (i.e., 4,000 options) of such stock option award will vest on each of the first through the fifth anniversary of the date of such award (i.e., August 31). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(17) Represents a matching contribution made by the Company to Mr. Hirt's account under the Company's 401(k) plan in fiscal 1999.

(18) Represents the pro rata portion of annual salary and bonus paid to Mr. Hirt from August 3, 1998, the date he joined the Company, to and including August 31, 1998.

(19) Represents an award to Mr. Hirt on August 3, 1998 of options to purchase 10,000 shares of Common Stock at an exercise price of $27.75 per share under the Company's 1992 Stock Incentive Plan. Subject to Mr. Hirt's continued employment with the Company, 20% (i.e., 2,000 options) of such stock option award will vest on each of the first through the fifth anniversary of the date of such award (i.e., August 3). The options are subject to immediate vesting upon the occurrence of certain change in control events.

Option Grants

            The following table sets forth certain information, as of August 31, 1999, concerning individual grants of stock options made during the fiscal year ended August 31, 1999 to the persons named in the Summary Compensation Table above.

                          Option Grants in Fiscal 1999

                                                                                                  Potential Realizable Value at
                                                                                                  Assumed Annual Rates of Stock
                                                                                                  Price Appreciation for Option
                                                     Individual Grants                                        Term
                            ------------------------------------------------------------------    ------------------------------
                                                    Percent of
                                                   Total Options
                            Number of Securities    Granted to
                             Underlying Options    Employees in        Exercise     Expiration
       Name                     Granted (#)       Fiscal Year (1)    Price ($/sh)      Date            5%                10%
--------------------        --------------------  ---------------    ------------   ----------    -----------       -----------
Philip B. Fleck                 100,000(2)              21.7%           $25.125      01/20/09      $1,580,098        $4,004,278
                                  5,000(3)                               29.00       08/31/09         $91,190          $231,093

Paul L. Frankhouser              75,000(2)              16.5            $25.125      01/20/99      $1,185,073        $3,003,208
                                  5,000(3)                               29.00       08/31/09         $91,190          $231,093

Frederick J. Hirt                20,000(3)               4.1            $29.00       08/31/09        $364,759          $924,371

----------

                         (footnotes appear on next page)

(1) Based upon total grants of options in respect of 483,500 shares of Common Stock made during fiscal 1999.

(2) Granted pursuant to the Company's 1992 Stock Incentive Plan on January 20, 1999. Subject to continued employment by the Company, 20% (i.e., 20,000 in the case of Mr. Fleck and 15,000 in the case of Mr. Frankhouser) of such options will vest on each of the first through the fifth anniversary of such date. The options are subject to immediate vesting upon the occurrence of certain change in control events.

(3) Granted pursuant to the Company's 1999 Stock Incentive Plan on August 31, 1999 (subject to approval of such plan by the Company's shareholders at the Special Meeting). Subject to continued employment by the Company, 20% (i.e., 1,000 in the case of each of Messrs. Fleck and Frankhouser and 4,000 in the case of Mr. Hirt) of such options will vest on each of the first through the fifth anniversary of such date. The options are subject to immediate vesting upon the occurrence of certain change in control events.

Aggregate Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

            The following table provides information concerning stock options exercised during fiscal 1999 and the number of unexercised options held by the individuals named in the Summary Compensation Table as of August 31, 1999. Also reported are the values for unexercised, "in the money" options, which represent the positive spread between the respective exercise prices of such options and the fair market value of the Common Stock as of August 31, 1999.

Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

                                                                     Number of Securities             Value of Unexercised
                                                                Underlying Unexercised Options        In-the-Money Options
                                                                       August 31, 1999 (#)          at August 31, 1999($)(1)
                                                                -----------------------------     ----------------------------
                              Shares
                           Acquired on
       Name                Exercise (#)    Value Realized ($)    Exercisable    Unexercisable     Exercisable    Unexercisable
-------------------        ------------    ------------------    -----------    -------------     -----------    -------------
Philip B. Fleck                 --                 --              20,000         80,000             $77,500        $310,000
Paul L. Frankhouser             --                 --              15,000         60,000              58,125         232,500
Frederick J. Hirt               --                 --               2,000          8,000               2,500          10,000

----------
(1) Based upon a closing price of the Common Stock of $29.00 per share on August 31, 1999 as reported on The Nasdaq Stock Market.

Retirement Plan

            The Retirement Plan for Salaried Employees of Arrow International, Inc. became effective on September 1, 1978, and was amended and restated as of September 1, 1984 and September 1, 1989 (the "Retirement Plan"). The Retirement Plan is a non-contributory defined benefit pension plan intended to be qualified under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers salaried employees of the Company who have attained age 21 and completed one year of service and provides benefits based upon years of service and compensation. All of the executive officers of the Company participate in the Retirement Plan. Benefits under the Retirement Plan are based on an annual rate of 1.25% of a participant's final average earnings multiplied by such participant's years of credited service with the Company after September 1, 1975. Final average earnings are defined under the Retirement Plan as the participant's average annual compensation, excluding discretionary bonuses and subject to annual limitations on compensation under the Internal Revenue Code, during the 60 consecutive months in the final 120 months of the participant's employment which produce the highest average. Since 1989, Internal Revenue Code provisions have limited the amount of annual compensation that can be used for calculating pension benefits. In 1999, no more than $160,000 of annual salary can be used to determine an employee's annual benefit accrual. The Internal Revenue Service adjusts this figure annually. Benefits under the Retirement Plan are payable upon normal retirement, which is the later of age 65 or the fifth anniversary of commencing plan participation, early retirement at age 55 following ten years of service, death, disability or other termination of employment following five years of vesting service, and may be paid under various annuity forms of payment.

            Contributions to the Retirement Plan for any year depend on the assumptions used by the actuary for the Retirement Plan, historic investment experience and the level of prior years' funding. The annual contribution made by the Company to the Retirement Plan for fiscal 1997, 1998 and 1999 was $537,765, $392,476, and $1,341,588, respectively, equivalent to approximately 2.8% for fiscal 1997, 1.6% for fiscal 1998 and 5.6%% for fiscal 1999 of the covered compensation of all participants in the plan. The amount of the contribution, payment or account in respect of a specified person is not and cannot readily be separately or individually calculated by the actuary of the Retirement Plan. The executive officers of the Company named in the Summary Compensation Table currently have the following years of credited service for purposes of the Pension Plan: each of Messrs. Miller, Neag, Fleck and Frankhouser has 24 years and Mr. Hirt has one year. The following table shows the estimated annual benefits payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

                               PENSION PLAN TABLE

                                                     Years of Service
                                -----------------------------------------------------------
   Remuneration (1)                15           20           25            30          35
---------------------------     -------      -------      -------       -------     -------
$100,000...................     $18,750      $25,000      $31,250       $37,500     $43,750
 150,000...................      28,125       37,500       46,875        56,250      65,625
 200,000...................      30,000       40,000       50,000        60,000      70,000
 250,000...................      30,000       40,000       50,000        60,000      70,000
 300,000...................      30,000       40,000       50,000        60,000      70,000
 350,000...................      30,000       40,000       50,000        60,000      70,000
 400,000...................      30,000       40,000       50,000        60,000      70,000
 450,000...................      30,000       40,000       50,000        60,000      70,000
 500,000...................      30,000       40,000       50,000        60,000      70,000
 550,000...................      30,000       40,000       50,000        60,000      70,000

----------
(1) Under current Internal Revenue Code provisions, no more than $160,000 of annual salary can be used to determine an employee's annual benefit accrual. The Internal Revenue Service adjusts this figure annually.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The Human Resources Committee reviews and establishes, subject to approval of the Board of Directors, the compensation arrangements for executive management of the Company, including salaries, bonuses and grants of awards under, and administration of, the Company's 1992 Stock Incentive Plan and, subject to the approval of the Company's shareholders at the Special Meeting, its 1999 Stock Incentive Plan. The Human Resources Committee is currently composed of three non-employee directors of the Company.

Compensation Philosophy

            Arrow International's executive compensation program is designed to attract, retain, motivate and reward effective executive officers and to link executive compensation with the attainment of financial, operational and strategic objectives. In establishing the program, the Human Resources Committee assesses the performance of individuals and the Company relative to those objectives.

            The Company's compensation program generally provides incentives to achieve annual and long-term objectives. The principal elements of the compensation program are base salary, annual incentive bonuses and long-term incentive awards in the form of stock options, stock appreciation rights and/or grants of restricted Common Stock. These elements generally are blended in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of the Company's executive officers and other higher level personnel with those of the Company's shareholders.

Compensation Components

            Base Salary. Base salary levels for executive officers are derived from market comparisons with similarly-sized companies engaged in the manufacture of medical products for the health care industry with which the Company competes for executive talent. The Human Resources Committee believes that the Company's most direct competitors for this purpose are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Therefore, the compensation peer group is not the same as the peer group index set forth in the Company Stock Performance Graph included in this Proxy Statement. Based on information currently available to the Human Resources Committee, the Human Resources Committee believes that base salary levels for executive officers, including the Chief Executive Officer, are, on average, at or near the median of base salary levels for executive officers of similar companies. In determining executive officers' salaries, the Human Resources Committee also considers individual experience and prior service to the Company, level of responsibility and overall job performance. The Human Resources Committee does not assign weights to these factors nor necessarily consider any one more important than the others. The Human Resources Committee reviews the performance of the Chief Executive Officer and, in determining his level of compensation for fiscal 1999, in addition to consideration of industry comparisons and individual performance, has taken particular note of the Company's achievements in fiscal 1999 in the following key areas: management efficiency; the successful introduction of new products into the market and the advancement of products under development; continued expansion of the Company's international production and marketing presence; and the Company's overall growth and profitability.

            Annual Incentive Bonuses. Annual incentive bonuses are based on two plans: a Company-wide corporate profit sharing plan (the "Profit Sharing Plan") and a pretax income growth plan limited to certain executive officers (the "Income Growth Bonus Plan").

            Each year of the Profit Sharing Plan begins on December 1st. For purposes of determining the amounts available for distribution under the Profit Sharing Plan, during each quarter of each plan year a fixed percentage of the pre-tax income of the Company, excluding royalty revenue, profit sharing expense and other extraordinary income and expense, is allocated to the Profit Sharing Plan. The amount allocated to the Profit Sharing Plan is apportioned to each participating employee on a monthly basis in proportion to the fraction that such employee's compensation for that month represents of the total monthly compensation for all plan participants. Each month the Company distributes to each plan participant 75% of the plan proceeds allocable to such participant, while the remainder of such amount is accumulated for the benefit of such participant and paid out on an annual basis in December of the immediately following plan year. Messrs. Miller and Neag and the Company's field sales representatives do not participate in the Profit Sharing Plan.

            Pursuant to the Income Growth Bonus Plan, at the discretion of the Human Resources Committee, Messrs. Miller, Neag (prior to his resignation as an executive officer of the Company in October 1999), Fleck, Frankhouser and Hirt are eligible to receive annual incentive bonuses equal to 5.0, 4.5, 4.0, 4.0 and
4.0 times, respectively, the percentage growth in pretax income, exclusive of extraordinary income and expense, of the Company over the previous year times their respective base pay. For fiscal 1999, the Company's pre-tax income, exclusive of extraordinary income and expense, increased 6.8% over fiscal 1998, resulting in an incentive bonus of 33.9% of base pay to Mr. Miller, 30.5% of base pay to Mr. Neag and 27.1% of base pay to each of Messrs. Fleck, Frankhouser and Hirt. The Human Resources Committee believes that payment of such bonuses specifically linked to the growth in profitability of the Company provides appropriate and effective rewards for successful individual performances that contribute directly to the overall success of the Company. Therefore, it is the present intention of the Human Resources Committee to approve payment of incentive bonuses in fiscal 2000 to the eligible senior executive officers of the Company pursuant to the Income Growth Bonus Plan to the extent that the Company in fiscal 2000 achieves an increase in pretax income, exclusive of extraordinary income and expense, over fiscal 1999.

            Long-Term Incentive Awards. To promote the Company's long-term objectives, stock awards are made to executive officers and other employees who are in a position to make a significant contribution to the Company's long-term success. The stock awards are made pursuant to the Company's 1992 Stock Incentive Plan and, subject to the approval of the Company's shareholders at the Special Meeting, its 1999 Stock Incentive Plan in the form of stock options, stock appreciation rights ("SARs") and grants of restricted Common Stock. Up until May 31, 1992 when such plan terminated, grants of restricted shares of the Company's previously outstanding Class A Common Stock were made pursuant to the Company's Restricted Stock Bonus Plan. Executive officers of the Company who were shareholders of the Company other than through participation in the Restricted Stock Bonus Plan, including Messrs. Miller, Neag, Broadbent and Holleran, were ineligible to receive awards of restricted stock under this plan.

            Since the stock options, SARs and restricted stock awards vest and may grow in value over time, these components of the Company's compensation plan are designed to reward performance over a sustained period. The Company intends that these awards will strengthen the focus of its executives and other key employees on managing the Company from the perspective of a person with an equity stake in the Company. The Human Resources Committee believes that, as a founder and principal shareholder of the Company, each of Messrs. Miller and Neag currently has sufficient incentive to promote the long-term growth of the Company and, therefore, none of such executive officers has, to date, received any stock awards.

            Stock awards are not granted each year. In selecting recipients and the size of stock awards, the Human Resources Committee generally considers various factors such as the overall job performance and potential of the recipient, prior grants to and amount of Common Stock currently held by the recipient, prior service to the Company, a comparison of awards made to executives and key employees in comparable positions at similar companies, and the Company's performance. In fiscal 1999, each of Messrs. Fleck, Frankhouser and Hirt were awarded options to purchase 100,000, 75,000, and 0 shares of Common Stock, respectively, under the Company's 1992 Stock Incentive Plan and 5,000, 5,000 and 20,000 shares of

Common Stock, respectively, under the Company's 1999 Stock Incentive Plan (subject to approval of such plan by the Company's shareholders at the Special Meeting). Other executive officers of the Company were awarded options to purchase an aggregate of 6,500 shares of Common Stock under the 1999 Stock Incentive Plan (subject to approval of such plan by the Company's shareholders at the Special Meeting) during fiscal 1999. The Company awarded to executive officers and other key employees of the Company options to purchase a total of 182,700 and 300,800 shares of Common Stock under the Company's 1992 Stock Incentive Plan and 1999 Stock Incentive Plan (subject to approval of such plan by the Company's shareholders at the Special Meeting), respectively, during fiscal 1999. In selecting the recipients and size of these awards, the Human Resources Committee placed particular emphasis on such executives' and key employees' overall job performance, their potential for continued excellent service and significant contribution to the Company's growth and profitability during fiscal 1999 and awards to individuals who had previously not been selected due to insignificant length of service to the Company. As a result of such awards and stock awards made prior to fiscal 1999, each of the Company's executive officers who were not also founders of the Company, as well as a significant number of non-executive employees of the Company, have been afforded the opportunity to enjoy an equity stake in the Company as part of their long-term compensation.

            Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes limitations on the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated executive officers of the Company. Under these limitations, the Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by the Company's shareholders). Based on the Company's current compensation plans and policies and proposed regulations interpreting the Code, the Company and the Human Resources Committee believe that, for the near future, there is not a significant risk that the Company will lose any significant tax deduction for executive compensation. The Company's compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the Human Resources Committee determine that such an action is in the best interests of the Company.

                                       HUMAN RESOURCES COMMITTEE
                                       George W. Ebright, Chairman
                                       John E. Gurski
                                       R. James Macaleer

                             STOCK PRICE PERFORMANCE

            Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index for the period beginning on August 31, 1994 and ending on August 31, 1999. The comparison assumes $100 was invested on August 31, 1994 in the Common Stock and in each of the foregoing indices and also assumes reinvestment of all dividends.

                                [GRAPHIC OMITTED]

----------------------------------------------------------------------------------------------------------------------
                                August 31,      August 31,     August 31,     August 31,     August 31,     August 31,
                                   1994            1995           1996           1997           1998           1999
----------------------------------------------------------------------------------------------------------------------
Arrow International, Inc.        $ 100.00       $ 166.28        $ 108.95       $ 121.34       $ 111.75      $ 120.45
----------------------------------------------------------------------------------------------------------------------
S&P 500 Stock Index              $ 100.00       $ 121.45        $ 144.19       $ 202.81       $ 219.22      $ 306.52
----------------------------------------------------------------------------------------------------------------------
S&P Medical Products and         $ 100.00       $ 153.95        $ 175.16       $ 250.79       $ 277.83      $ 376.17
Supplies Index
----------------------------------------------------------------------------------------------------------------------

            Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the preceding Human Resources Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            During the fiscal year ended August 31, 1999, the Human Resources Committee of the Board of Directors consisted of Messrs. Ebright, Gurski and Macaleer, none of whom is an officer or employee of the Company or any of its subsidiaries. Each of Messrs. Ebright and Macaleer is a director of Precision. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

            Arrow Precision Products, Inc. ("Precision") is a former subsidiary of the Company which is currently in the process of being liquidated. Prior to the sale of its remaining operating subsidiary, Precision Medical Products, Inc. ("PMP"), on August 29, 1997 to a company owned by certain management employees of Precision (including Mr. Holleran), Precision was engaged in the business of manufacturing and marketing certain gastroenterological and other non-catheter medical products. Prior to the sale of PMP, Precision also manufactured certain other products, such as ground needles and injection sites, primarily for use by the Company. At April 28, 2000, pending the liquidation of Precision (which is expected to be completed during calendar 2000), certain officers, directors and principal shareholders of the Company continued to own substantially all of Precision's outstanding common stock.

            The directors of Precision include Messrs. Miller, Neag, Broadbent, Ebright, Macaleer and Niner. During fiscal 1999, Messrs. Miller and Broadbent served as the president and the vice president-finance and treasurer of Precision, respectively. Prior to the sale of PMP, Mr. Holleran served as the vice president and chief operating officer and a director of Precision. Since July 1996, Mr. Holleran has served as the president and chief executive officer of PMP. Following the sale of PMP, Mr. Holleran no longer provides any services to Precision. In fiscal 1999, Messrs. Miller and Broadbent provided only minimal services to Precision and, accordingly, they served without compensation.

            Prior to the sale of PMP, the Company (i) purchased certain non-catheter medical products from Precision, for which the Company solicited competitive quotations from unrelated suppliers, (ii) provided certain operating and administrative services to Precision at rates which the Company believed to be comparable to those which would have been charged by unrelated third parties,
(iii) maintained employee benefit accounts, including medical benefits, for Precision's employees, at Precision's expense, and (iv) leased to Precision, on a net lease basis, office and manufacturing space at the Company's Wyomissing, Pennsylvania facility at rates believed by the Company to represent then current market rates.

            Following the sale of PMP, in fiscal 1998 and fiscal 1999, the Company no longer purchased any products from Precision, no longer provided any operating or administrative services to Precision and discontinued leasing office and manufacturing space to Precision.

            Although no longer an operating company following the sale of PMP, Precision remained responsible for certain employee benefits, including pension and retirement health care, which were payable to individuals who are currently, or previously had been, employees of the Company. To ensure that these benefit obligations would be satisfied in the future, the Company agreed to assume these obligations in exchange for the transfer by Precision to the Company of appropriate assets to satisfy such obligations. Consequently, effective as of January 26, 1998, Precision's two pension plans, both of which were overfunded as of August 31, 1997, were merged with the Company's pension plans covering comparable employees. In connection with this transaction, the Company paid Precision $2,975,000, the amount by which the value of Precision's pension plan assets exceeded the actuarially determined present value of Precision's pension plan obligations. In addition, Precision transferred to the Company, with no payment by either party to the other, its rights and obligations (including, without limitation, its obligation to pay premiums, which in fiscal 1999 amounted to $74,210) in respect of term life insurance policies owned by certain trusts established by Mr. Holleran, the former vice president and chief operating officer of Precision and the Secretary and a director of the Company, which premium payments must be repaid from either (i) the cash surrender value of such policies or (ii) the death benefits of such policies.

            In January 1999, the Company received $362,417 from Precision in full payment of previous charges by the Company to Precision for utilization by Precision, as described above, of certain of the Company's facilities, personnel and services prior to Precision's sale of PMP. The Company had no receivables from Precision at August 31, 1999.

            In fiscal 1999, the Company made purchases amounting to $31,000 of products from PMP that it had formerly purchased from Precision. The Company solicits competitive quotations from unrelated suppliers for products it purchases from PMP. In the future, the Company may continue to purchase products from PMP, provided that the quotations the Company receives from PMP for such products are competitive with those received from unrelated suppliers in terms of product availability, price, quality and delivery considerations. In addition, in fiscal 1999, the Company provided certain computer-related services to PMP for $3,000. In the future, the Company does not expect to provide any services to PMP.

                          PROPOSAL 1 - APPROVAL OF 1999
                              STOCK INCENTIVE PLAN

            The Board of Directors has unanimously adopted and recommends that the shareholders approve the adoption of the Company's 1999 Stock Incentive Plan.

            Since the adoption by the Company of its Restricted Stock Bonus Plan in 1986, the Company has had a stock award program in place to attract, retain and motivate officers and other key employees of the Company and strengthen their focus on managing the Company from the perspective of a person with an equity stake in the Company. In 1992, the Company expanded its stock award program when the Board of Directors adopted and the Company's shareholders approved the Company's 1992 Stock Incentive Plan. As of April 28, 2000, options to purchase an aggregate of 482,520 shares of Common Stock were outstanding under the 1992 Stock Incentive Plan. In the view of the Board of Directors, this plan as well as its predecessor has been successful in achieving the Company's objectives. In light of the Company's significant growth since the adoption of the 1992 Stock Incentive Plan and the increased number of options the Board believes is now necessary to reward and provide appropriate incentive to the Company's key employees, the Board concluded that the aggregate number of shares available for grants under the 1992 Stock Incentive Plan on an annual basis (i.e., not to exceed 1% of the number of issued shares of Common Stock, including treasury shares, as of the first day of the calendar year) is insufficient to ensure that an adequate number of shares is available. For a variety of reasons, including the fact that the 1992 Stock Incentive Plan will expire in two years anyway and the enactment of tax legislation that is not now, but may in the future, become applicable, the Board of Directors deemed it advisable at its July 1999 meeting and at the August 1999 meeting of the Board's Human Resources Committee to adopt a new plan, the Arrow International, Inc. 1999 Stock Incentive Plan, subject to the approval of the Company's shareholders, rather than amend the 1992 Stock Incentive Plan.

The effective date of the 1999 Stock Incentive Plan will be August 31, 1999, the date as of which the Board of Directors adopted the plan.

Required Vote

            Approval of the adoption of the 1999 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Special Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Special Meeting.

New Plan Benefits

            As of April 28, 2000, options to purchase an aggregate of 294,850 shares of Common Stock were outstanding under the 1999 Stock Incentive Plan, subject to approval of the plan by the Company's shareholders at the Special Meeting.

            The table under the caption "Option Grants in Fiscal 1999" provides information with respect to the grant of options under the 1999 Stock Incentive Plan during fiscal 1999 to the executive officers of the Company appearing in the Summary Compensation Table. The following table sets forth additional information with respect to options granted under the 1999 Stock Incentive Plan during fiscal year 1999 to certain groups:

                                                                Dollar          Options
Identity of Group                                              Value (1)       Granted(#)
-----------------                                              ---------       ----------
All executive officers as a group (7 persons)                 $   187,063        36,500

All non-executive officer directors as a group (7 persons)    $      --            --

All non-executive officer employees as a group
(approximately 391 persons)                                   $ 1,324,044       258,350

----------
(1) Based upon the $34.125 per share closing market price of the Common Stock on April 28, 2000 less the exercise price of $29.00 at which the options were granted on August 31, 1999.

            The approximate number of persons in the class of persons eligible to receive awards under the 1999 Stock Incentive Plan is 425, representing essentially all of the Company's salaried-exempt employees, laboratory employees and executive assistants, in each case, having at least two years of service to the Company, subject to the discretion of the Human Resources Committee to determine the specific persons to whom awards will be granted. It is not possible to determine or state the benefits which will be received under the plan in fiscal 2000 by the executive officers of the Company appearing in the Summary Compensation Table, by all current executive officers as a group, or by all other employees of the Company as a group, since the recipients and size of awards under the plan are at the discretion of the Human Resources Committee. It is not expected, absent special circumstances, that any non-executive officer directors of the Company will be granted any awards under the plan.

General

            The purpose of the 1999 Stock Incentive Plan is to enable the Company to attract and retain directors, officers and key employees of the Company and its subsidiaries and provide them with an incentive to maintain and enhance the Company's long-term performance record through the grant of (a) options to purchase shares of Common Stock, (b) restricted shares of Common Stock, and (c) stock appreciation rights. Awards may be made under the plan during any fiscal year of the Company to the extent that the total number of shares of Common Stock relating thereto during any fiscal year outstanding does not exceed three percent (3%) of the number of issued shares of Common Stock, including treasury shares, determined as of the first day of such fiscal year. No awards may be made under the plan after the tenth anniversary of the plan.

Summary of Plan Features

            The following is a summary of certain features of the 1999 Stock Incentive Plan. The summary is qualified in its entirety by reference to the plan, a copy of which is annexed hereto as Exhibit A.

            Administration. The plan is administered by the Human Resources Committee of the Board of Directors, none of the members of which, during the one-year period prior to commencement of service thereon or during such service, has been or will be granted any awards pursuant to the plan.

            The Human Resources Committee has the power to determine the persons to whom, and the time or times at which, awards shall be granted, the type of award to be granted and the number of shares to be subject to each award, to interpret the plan and to prescribe rules, regulations and procedures in connection with the operation of the plan. All questions of interpretation and application of the plan, or as to awards granted under the plan, are subject to the determination of the Human Resources Committee, which will be conclusive and binding.

            Awards. Awards granted under the plan are evidenced by agreements between the individual grantee and the Company. Incentive stock options within the meaning of Section 422 of the Internal Revenue Code as well as options which do not meet the requirements of that section may be granted alone or in tandem with stock appreciation rights. All options will expire not more than 10 years after the date of grant except for incentive stock options granted to holders of more than 10% of the voting power of the Company, which will expire not more than five years after the date of grant. The exercise price for any option issued under the plan shall be equal to the fair market value of the Company's Common Stock at the time such option is granted provided that, in the case of incentive stock options granted to holders of more than 10% of the voting power of the Company, the exercise price shall equal at least 110% of fair market value. Payment of an option's exercise price may be made in cash, by check or, in certain circumstances, by delivery of shares of Common Stock assigned to the Company, or by a combination of the foregoing. Options are not transferable other than by will or by the laws of descent and distribution. Options may be exercised only by the optionee, his or her guardian, his or her legal representative or his or her permitted transferee.

            Stock appreciation rights may be granted in tandem with options granted under the plan. Upon exercise of a stock appreciation right, the grantee will receive from the Company cash, Common Stock or a combination thereof (at the discretion of the Human Resources Committee) having a value equal to the excess of the fair market value per share of the Company's Common Stock on the exercise date multiplied by the number of shares with respect to which the right is being exercised over the option exercise price for such number of shares.

            Restricted stock also may be granted under the plan. The Human Resources Committee will determine the restrictions that apply to each such grant. During the restricted period, the grantee may not sell, pledge, assign or otherwise transfer the restricted stock, but will have the right to vote the restricted stock and to receive dividends, if any.

            Upon the acquisition of beneficial ownership of 30% or more of the Company's Common Stock by any person, entity or group not affiliated with the Company, all outstanding options and stock appreciation rights shall become fully exercisable and all forfeiture conditions on all restricted stock awards shall lapse.

            Amendments. The plan may be amended by the Board of Directors or the shareholders, provided that the Board of Directors may not, without shareholder approval, materially increase the benefits accruing to participants under the plan, materially increase the maximum number of shares as to which awards may be granted under the plan, change the basis of making performance-based awards for participants whose compensation is subject to Section 162(m) of the Internal Revenue Code, change the minimum exercise price of options or stock appreciation rights, change the class of eligible persons, extend the period for which awards may be granted or exercised or withdraw the authority to administer the plan from the Human Resources Committee.

            Certain Income Tax Consequences. A participant who is awarded a stock option will not realize any income, nor will the Company be entitled to any deduction, at the time of grant. If a participant who is not an "insider" subject to Section 16(b) of the Securities Exchange Act of 1934 exercises a non-qualified option, he or she will realize ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise and the holding period for capital gain and loss purposes will begin on the date of exercise. In the case of a participant who is a
Section 16(b) insider, upon exercise of an option, he or she will realize ordinary income on the first day on which a sale of shares at a profit would not expose the participant to Section 16(b) liability (the "date of taxation"). The amount of income recognized will be equal to the excess of the fair market value of the shares on the date of taxation over the option price and the holding period for capital gains and losses will begin on the date of taxation. An insider may elect to be taxed according to the rules applicable to non-insiders by filing an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code within 30 days from the date of exercise.

            If the exercise price of a non-qualified option is paid by surrendering stock of the Company, the participant will recognize no gain or loss on the shares that he or she surrenders to pay the option price (the "surrendered shares"). The number of shares that the participant receives upon exercise of the option in excess of the surrendered shares are considered "additional shares." The participant will recognize ordinary income upon exercise equal to the fair market value of the additional shares on the date of exercise, less any cash paid towards the exercise price. The basis of the additional shares will be equal to their fair market value on the date of exercise, and their holding period will begin on that date. The shares that the participant receives upon exercise equal to the surrendered shares will have a basis and holding period equal to that of the surrendered shares.

            If a participant exercises an incentive stock option, he or she will not recognize any income at that time (although the difference between the option price and the fair market value of shares may be subject to the alternative minimum tax) and the Company will not be entitled to any tax deduction. If the option price of an incentive stock option is paid by surrendering stock of the Company, the Internal Revenue Service treats such an exchange as if there were two transactions. The first transaction is treated as a non-taxable exchange of the previously acquired shares for an equal number of new shares, both having the same market value. The basis of the new shares will be the same as that of the shares surrendered and the holding period will include the holding period of the shares surrendered. The second transaction concerns the additional shares that a participant will receive pursuant to the exercise. This exchange also results in no gain or loss being recognized at the time of the exchange. The basis of these additional shares, however will equal zero (i.e., the participant is treated as having paid nothing for these shares). The holding period for the additional shares begins on the date of the exchange.

            The Company will be entitled to a deduction for federal tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income with respect to any option. When a participant disposes of Common Stock acquired through the exercise of a non-qualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be subject to taxation as long-term or short-term capital gains, depending on the holding period of the shares. If the amount received is less than such fair market value of the shares, the difference will be treated as a capital loss for tax purposes. When a participant ultimately sells Common Stock acquired through exercise of an incentive stock option, he or she will recognize long-term capital gain or loss on the difference between the amount received upon disposition and the option price of the shares on the date of exercise provided that the requisite holding periods are satisfied.

            Under current federal tax laws, no income will be recognized by a participant at the time a stock appreciation right is granted to the participant. Ordinary income will be recognized by the participant upon exercise of a stock appreciation right equal to the amount of cash received plus the fair market value, on the date of exercise, of any shares issued. The Company will be entitled to a deduction equal to the amount the participant recognizes as ordinary income and at the time the participant recognizes income.

            The basis of a share acquired pursuant to the exercise of a stock appreciation right will be the amount included in income due to receipt of the share. When the participant disposes of shares acquired pursuant to the exercise of a stock appreciation right, any amount realized in excess of the basis of the shares will be treated as long-term or short-term capital gain, depending on the holding period of the shares. If the amount realized is less than the basis of the shares, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares.

            Unless the participant otherwise elects, receipt of a grant of restricted shares of Common Stock will not result in the recognition of income by the participant. At the time of vesting of ownership of any such shares, the participant will recognize ordinary income equal to the fair market value of such shares. At that time, the Company will be entitled to a deduction equal to the amount which is taxable to the participant as ordinary income.

            The participant may elect to recognize ordinary income at the time of grant. Any such election must be made within 30 days of grant pursuant to regulations issued under Section 83(b) of the Internal Revenue Code. The amount of such income will be equal to the fair market value of the shares of stock without regard to the restrictions. In such a case, the Company would be entitled to a deduction equal to the amount which is taxable to the participant as ordinary income.

            The basis of a share acquired under a restricted stock grant will be the amount included in ordinary income due to receipt of the share. When the participant disposes of shares acquired under a restricted stock grant, any amount realized in excess of the basis of the shares will be treated as long-term or short-term capital gain, depending on the holding period of the shares (measured from the time the participant recognized ordinary income from the receipt of such shares). If the amount realized is less than the basis of the shares, the loss will be treated as long-term or short-term loss, depending on the holding period of the shares.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION BY THE BOARD OF DIRECTORS OF THE 1999 STOCK INCENTIVE PLAN.

                                  OTHER MATTERS

            As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Special Meeting other than as set forth in the Notice of Special Meeting. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies will act in accordance with their judgment on such matters.

            In order to be eligible for inclusion in the proxy materials for the Company's 2001 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by August 18, 2000.

            Proposals should be directed to the Secretary of the Company at the principal executive offices of the Company.

            The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation therefor, may solicit proxies personally or by telephone or telegraph. The Company will also request brokers, banks and other nominees, custodians and fiduciaries to forward soliciting materials to their principals and to request authority for the execution of proxies and will reimburse such persons for forwarding such materials.

            A copy of the Company's 1999 Annual Report may be obtained upon request directed to the Secretary, Arrow International, Inc., P.O. Box 12888, 2400 Bernville Road, Reading, Pennsylvania 19612. According to SEC rules, the information presented in this Proxy Statement under the captions "Human Resources Committee Report on Executive Compensation" and "Stock Price Performance" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 and nothing contained in any previous filings made by the Company under such Acts shall be interpreted as incorporating by reference the information presented under the specific captions.

                                    By Order of the Board of Directors,

                                    T. Jerome Holleran,
                                    Secretary

May 15, 2000
Reading, Pennsylvania

                                                                       EXHIBIT A

                            ARROW INTERNATIONAL, INC.

                            1999 STOCK INCENTIVE PLAN

1.    PURPOSE

      The purpose of this 1999 Stock Incentive Plan (the "Plan") is to advance the interests of Arrow International, Inc. (the "Company") and its shareholders by granting the Company's directors, officers and other eligible key employees stock options, stock appreciation rights ("SARs") and/or restricted stock (collectively referred to as "grants") as provided herein. The Company seeks to attract and retain people of experience, ability and training and to furnish additional incentive to directors, officers and other key employees upon whose judgment, initiative and efforts the successful conduct of the Company's business largely depends.

2.    ADMINISTRATION

      The Plan shall be administered by a Human Resources Committee (the "Committee") consisting of two or more members of the Board of Directors of the Company, as determined from time to time by the Board of Directors, all of whom shall, unless the Board determines otherwise, be "outside directors" as this term is defined in Internal Revenue Code Section 162(m), and none of whom during the twelve months prior to commencement of service on the Committee, or during such service, has been granted or awarded any equity security or derivative security of the Company pursuant to the Plan or, except as permitted by Rule 16b-3(c)(2)(i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any other plan of the Company or any of its affiliates. The Board shall fill any vacancy on the Committee.

      Subject to the provisions of the Plan, the Committee shall possess the authority, in its discretion, (a) to determine the directors, officers and other key employees of the Company to whom, and the time or times at which, restricted stock, SARs and options shall be granted, whether such grants will be awarded singly or in combination to each eligible employee, the price, if any, at which such grants shall be offered and the number of shares to be subject to each such grant and any other terms and conditions that may apply to each grant; (b) in the case of options, the price at which an option may be purchased, to determine whether the options shall be incentive or nonqualified options and the number of shares included within an option that may be purchased by the optionee during any annual (or other stated) period; (c) to interpret the Plan; (d) to make and amend rules and regulations relating thereto; (e) to prescribe the form and conditions of the grant agreements and any appropriate terms and conditions applicable to the awards and to make any amendments to such agreements or awards; and (f) to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations shall be conclusive and binding upon the Company, the eligible employees and all other persons.

3.    ELIGIBLE EMPLOYEES

      Grants may be awarded under the Plan only to directors, officers and key employees of the Company and its subsidiaries (which shall include all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of the voting stock of which is so owned). The members of the Committee shall not be eligible to receive any grant under the Plan during such period of time as they serve on the Committee.

4.    SHARES AVAILABLE IN THE AGGREGATE AND INDIVIDUALLY

         The total of the issued or issuable shares of the Company's Common Stock (no par value) available for grants under this Plan during any fiscal year of the Company shall not exceed three percent (3%) of the number of issued shares of Common Stock, including treasury shares, determined as of the first day of such fiscal year. The number of shares of Common Stock available for incentive options during the term of this Plan shall not exceed seven (7) million shares (subject to substitution or adjustment as provided in Section
10). Shares used for Plan grants may be authorized and unissued shares or may be treasury shares. If a restricted stock grant is forfeited or if an option expires, terminates or is canceled without being exercised, new restricted stock grants or options may be thereafter granted covering such shares. Notwithstanding the foregoing, shares attributable to the cancellation of an option because of the exercise of a related SAR shall continue to be treated as outstanding and shall not be available for subsequent grants under the Plan. No grant may be awarded more than ten years after the effective date of the Plan.

      The aggregate number of (1) shares with respect to which options are granted, (2) restricted stock awards and (3) SARs that may be granted to any one participant may not exceed 350,000 per fiscal year (subject to substitution or adjustment as provided in Section 10).

5.    TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

      Incentive stock options may be granted to officers and employees but not to directors. Each incentive stock option granted under the Plan shall be designated as such and shall be evidenced by a stock option agreement in such form as the Committee shall approve from time to time, which agreement shall conform with this Plan and which shall contain the following terms and conditions:

            (a) Number of Shares. The option agreement shall specify the number of shares to which it pertains.

            (b) Purchase Price. The purchase price for each option shall be not less than the fair market value of the stock at the time such option is granted. The Committee shall determine the purchase price. If an option is granted to a director, officer or employee who at the time of grant owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company (a "10-percent Shareholder"), the purchase price shall be at least 110 percent of the fair market value of the stock subject to the option.

            (c) Duration of Option. Each option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an incentive stock option granted to a 10-percent Shareholder, the option by its terms shall not be exercisable after the expiration of five years from the date such option is granted.

            (d) Options Nontransferable. Each option by its terms shall be not transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime, only by the optionee, the optionee's guardian or the optionee's legal representative.

            (e) Exercise Period. Subject to the provisions of this Plan, the exercise of each option shall be subject to such conditions as may be imposed by the Committee and specified in the option agreement. The Committee may, among other things, specify a minimum length of employment and may stagger the period of exercise by providing that only a certain percentage of options may be exercised each year.

            (f) Payment of Option Price. An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash or by check or by delivery of shares of Common Stock of the Company registered in the name of the optionee, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or by a combination of the foregoing, any such shares so delivered to be deemed to have a value per share equal to the fair market value of the shares on such date.

            (g) Maximum Value of Shares. No incentive stock option shall be granted to an officer or employee under this Plan or any other incentive stock option plan of the Company or its subsidiaries to purchase shares as to which the aggregate fair market value (determined as of the date of grant) of the Common Stock which first become exercisable by the employee in any calendar year exceeds $100,000.

            (h) Rights as a Shareholder. The optionee shall have no rights as a shareholder with respect to any shares for which he is granted an option until the date of issuance to him of a stock certificate for such shares and no adjustment shall be made for any dividends or other rights the record date for which is prior to the date such stock certificate is issued.

            (i) General Restriction. Each option shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

6.    TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS

      Options other than incentive stock options may also be granted under this Plan. Each such nonqualified option shall be evidenced by a nonqualified stock option agreement, shall be designated as such and shall conform to the foregoing provisions of Section 5 except the option price requirements of Section 5(b), the 10-percent Shareholder restriction of Section 5(c) and the maximum value of grants of Section 5(g). In addition, nonqualified options may be granted to directors as well as officers and employees. The Committee may include, in its discretion, any terms or conditions in addition to those specified in Section 5. To the extent an option exceeds the limitations of Section 5(g), it shall be deemed a nonqualified option and shall otherwise remain in full force and effect. A nonqualified option may have a duration of 10 years and one day from the date such option is granted.

7.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

      The Committee may, in its discretion, award stock appreciation rights to any director, officer or other eligible employee of the Company who is subject to Section 16(b) of the Exchange Act in conjunction with incentive stock options or nonqualified stock options then being granted to him, or to be attached to one or more such options theretofore granted and at the time held unexercised by such employee which shall entitle him to receive payment from the Company in accordance with the following provisions and such terms and conditions as the Committee shall determine from time to time:

            (a) An SAR granted hereunder may be made part of an option at the time of grant of the option or at any time thereafter up to six months prior to the expiration of the option.

            (b) Such SAR will entitle the holder to elect to receive, in lieu of exercising the option to which it relates, an amount (in cash or in Common Stock, or a combination thereof, all in the sole discretion of the Committee) equal to 100% of the excess of:

                  (1) the fair market value per share of the Company's Common
            Stock on the date of exercise of such right, multiplied by the number of shares with respect to which the right is being exercised, over

                  (2) the aggregate option exercise price for such number of shares.

            (c) Such SAR will be exercisable only to the extent that it has a positive value and the option to which it relates is exercisable, except that no SAR shall be exercisable during the first six (6) months after the date of its grant.

            (d) Upon exercise of an SAR, the option (or portion thereof) with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable.

            (e) The exercise of an SAR will reduce the number of shares purchasable pursuant to the related option and available under the Plan to the extent of the number of shares with respect to which the right is exercised.

8.    TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

      The Committee may, evidenced by such written agreement as the Committee shall from time to time prescribe, grant a specified number of shares of the Company's Common Stock with an appropriate restrictive legend affixed thereto ("restricted stock"). Such award shall be neither an option nor a sale, but shall be subject to the following conditions and restrictions:

            (a) Restricted stock may not be sold or otherwise transferred by the participant until ownership vests at such time and in such manner as specified by the Committee. Ownership shall vest only following satisfaction of one or more of the following criteria as the Committee may prescribe:

                  (1) the passage of such period of time as the Committee in its discretion may provide, from the date of grant.

                  (2) the attainment of performance-based goals established by the Committee as of the date of grant. If the participant's compensation is subject to the $1 million cap of Internal Revenue Code Section 162(m), the Committee may establish such performance goals based on one or more of the following targets:

                        i. total shareholder return

                        ii. earnings per share growth

                        iii. cash flow growth and/or

                        iv. return on equity

                        If the participant's compensation is not subject to the $1 million cap of Internal Revenue Code Section 162(m), the Committee may establish the performance goal on the basis of the preceding four targets or any other target it may from time to time deem appropriate in its discretion.

                  (3) any other conditions the Committee may prescribe,
            including a non-compete requirement.

            (b) Unless the Committee shall determine otherwise with respect to participants whose compensation is not governed by Internal Revenue Code
      Section 162(m), the Committee shall grant and administer all performance-based awards under (a)(2) above with the intent of meeting the criteria of Internal Revenue Code Section 162(m) for performance-based compensation. To this end, the outcome of all targeted goals shall be substantially uncertain on the date of grant; the goals shall be established no later than 90 days following the commencement of service to which the goals relate; the minimum period for attaining each performance goal shall be one year; and the Committee shall certify at the conclusion of the performance period whether the performance-based goals have been attained. Such certification may be made by noting the attainment of the goals in the minutes of the Committee's meetings.

            (c) Except as otherwise determined by the Committee, all rights and title to restricted stock granted to a participant under the Plan shall terminate and be forfeited to the Company upon failure to fulfill all conditions and restrictions applicable to such restricted stock.

            (d) Except for the restrictions set forth in this Plan and those specified by the Committee in any restricted stock agreement, a holder of restricted stock shall possess all the rights of a holder of the Company's Common Stock (including voting and dividend rights); provided, however, that prior to vesting the certificates representing such shares of restricted stock (and the amount of any dividends issued with respect thereto) shall be held by the Company for the benefit of the participant and the participant shall deliver to the Company a stock power executed in blank covering such shares. As the shares vest, certificates representing such shares shall be released to the participant. Until such time as the restricted shares vest, all dividends payable on such shares shall be reinvested in the Company's Common Stock, treated as restricted stock until the underlying restricted shares vest, and, upon such vesting, released to the participant. If the underlying shares do not vest, all shares purchased with the reinvested dividends shall be forfeited.

            (e) All other provisions of the Plan not inconsistent with this section shall apply to restricted stock or the holder thereof, as appropriate, unless otherwise determined by the Committee.

9.    TERMINATION OF EMPLOYMENT

      If the employment of a participant holding an incentive stock option terminates for any reason other than death or disability, any incentive stock option may be exercised by him at any time prior to the earlier of the expiration date of the option or the expiration of three months after the date of termination, but only if, and to the extent that, he was entitled to exercise the option at the date of such termination. Notwithstanding the foregoing, an incentive stock option may not be exercised after termination of employment if the Committee determines that the termination of employment of such optionee resulted from willful acts, or failure to act, by the optionee detrimental to the Company or any of its subsidiaries. The Committee shall determine whether an authorized leave of absence shall constitute a termination of employment for purposes of this Plan.

      If the employment of a participant holding an incentive stock option terminates by reason of disability (within the meaning of Section 105(d)(4) of the Internal Revenue Code) or death, his incentive stock option may be exercised at any time prior to the earlier of the expiration of the option or the expiration of one year following the date employment terminated due to disability or death. If after termination of employment but before the expiration of the earlier of the option period or the three-month period, a participant holding an incentive stock option dies, the incentive stock option shall continue to be exercisable only for the remainder of either such period (whichever is shorter) and the one-year period shall not be applicable.

      Except as required by law, the Committee shall determine the terms and conditions under which a nonqualified option may be exercised if the employment of a participant holding a nonqualified option terminates for any reason.

      If employment of an optionee terminates for any reason other than disability, retirement or death, any unpaid balance remaining on any promissory note used in the purchase of stock shall become due and payable upon not less than three months' notice from the Company, which notice may be given at any time after such termination; provided, however, that such unpaid balance on such promissory note shall become due and payable five years from the date of such termination, unless the note has an earlier due date. In the case of termination due to death, any unpaid balance remaining on such note on the date of death shall become due and payable one year from such date. "Retirement" shall mean early or normal retirement as defined in the Company's retirement plan or, in the event there is no such plan, age 65.

      If a participant terminates employment while holding an unexercised SAR, the participant, or his legal representative in the event of his death, may exercise the SAR to the same extent as the option to which it is related may be exercised following termination of employment.

      Unless otherwise provided in a restricted stock agreement, all unvested restricted stock shall be forfeited upon a participant's termination of employment for any reason.

10.   ADJUSTMENT OF SHARES

      In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be granted, optioned and sold under the Plan and the number and kind of shares subject to grant or option in outstanding restricted stock, SAR or option agreements and, in the case of an option, the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

11.   NO EMPLOYMENT RIGHTS

      Neither the Plan nor any grants under the Plan shall confer upon any recipient any right with respect to continuance of employment by the Company or any subsidiary, nor shall they interfere in any way with the right of the Company or any subsidiary by which a recipient is employed to terminate his employment at any time.

12.   WITHHOLDING TAXES

      All grants are subject to Federal, state and local withholding requirements to which grants of this type are normally subject. In the case of any cash payment pursuant to the exercise of an SAR, the Company shall withhold from such payment the appropriate amount of withholding taxes due. Prior to the delivery of any certificate or certificates for shares acquired pursuant to the exercise of an option or SAR or the vesting of restricted stock, the holder must satisfy applicable Federal, state and local withholding tax obligations by either (a) delivering to the Company shares of the same class as the shares as to which the certificate is to be delivered, or (b) directing the Company to withhold certain of such shares, or (c) remitting to the Company a sufficient amount of cash to satisfy the withholding requirements. If withholding is to be satisfied under either (a) or (b), the stock used for payment shall have a fair market value (as determined by the Committee) equal to the amount of the taxes to be withheld. Any election by the holder to satisfy withholding under (a) or
(b) in the case of the exercise of a stock option or SAR must be made prior to the date the amount of the withholding tax is determined, is subject to disapproval by the Committee, and, in the case of an officer of the Company subject to the provisions of Section 16 of the Exchange Act must be made after six months following the grant and must be made during the period beginning on the third business day following the date of release for publication by the Company of financial data specified under Rule 16b-3(e)(1)(ii) under the Exchange Act and ending on the twelfth business day following such date. Any such election shall be irrevocable. The portion of any withholding tax represented by a fractional share must be paid in cash.

13.   CHANGE IN CONTROL

      Upon acquisition of thirty percent or more of the Company's outstanding shares of stock having general voting rights by an unaffiliated person, entity or group, the Committee shall notify, in writing, each holder of an outstanding option, SAR or restricted stock of such change in control. Notwithstanding any other provision of this Plan or any option or SAR agreement, all options and SARs shall become fully exercisable on receipt of such notice and all forfeiture conditions on restricted stock shall be removed. All outstanding options shall expire if not exercised within 30 days of receipt of the notice of a change of control.

14.   AMENDMENT AND DISCONTINUANCE

      This Plan may be amended, modified or terminated by the shareholders of the Company or by the Board of Directors, except that the Board may not, without approval of the shareholders, materially increase the benefits accruing to participants under the Plan, materially increase the maximum number of shares as to which restricted stock or options may be granted under the Plan, change the basis for making performance-based awards for participants whose compensation is subject to Internal Revenue Code Section 162(m), modify the requirements as to eligibility for participation in the Plan, change the minimum option price, change the class of eligible persons, extend the period for which options may be granted or exercised, or withdraw the authority to administer the Plan from a Committee consisting of directors not eligible to receive options under the Plan. Notwithstanding the foregoing, to the extent permitted by law, the Committee may amend the Plan without the approval of shareholders, to the extent it deems necessary to cause the Plan to comply with Securities and Exchange Commission Rule 16b-3 or any successor rule, as it may be amended from time to time. Except as required by law, no amendment, modification, or termination of the Plan may, without the written consent of a participant to whom any grant shall theretofore have been awarded, adversely affect the rights of such participant under such grant.

15.   EFFECTIVE DATE

      The effective date of the Plan is August 31, 1999, provided that the Plan is adopted by the shareholders of the Company within twelve months of such date.

16.   GOVERNING LAW

      To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to incentive stock options, nonqualified stock options, SARs and restricted stock, this Plan and any agreements adopted pursuant to it shall be construed under the laws of the Commonwealth of Pennsylvania without reference to its principles of conflicts of law.

Dated as of August 31, 1999          ARROW INTERNATIONAL, INC.


                                     By: /s/ Marlin Miller, Jr.
                                         ------------------------------------
                                             Marlin Miller, Jr.
                                         Chairman and Chief Executive Officer

                                     PROXY

                           ARROW INTERNATIONAL, INC.
        P.O. Box 12888, 2400 Bernville Road, Reading, Pennsylvania 19612

                  SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                SPECIAL MEETING OF SHAREHOLDERS ON JUNE 19, 2000

The undersigned hereby appoints Raymond Neag and John H. Broadbent, Jr., and each or either of them, his/her Proxies, each with full power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of ARROW INTERNATIONAL, INC. (the "Company") held of record by the undersigned on April 28, 2000, at the Special Meeting of Shareholders to be held on June 19, 2000 and any adjournments thereof, and hereby further authorizes each of them, in their discretion, to vote upon any other business that may properly come before the meeting.

                                                    (Change of address/Comments)


                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropiate boxes, SEE REVERSE SIDE, but you need not mark any box with regard to a particular proposal if you wish to vote FOR such proposal. The proxies cannot vote your shares unless you sign and return this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

                              FOLD AND DETACH HERE

|X| Please mark your vote as in this example.                               0395

This proxy when properly executed will be voted in the manner directed therein. If no direction is given with respect to the proposal, this proxy will be voted FOR the proposal.

--------------------------------------------------------------------------------
           The Board of Directors recommends a vote "FOR" proposal 1.
--------------------------------------------------------------------------------

          1. Approval of the adopton of the 1999 Stock Incentive Plan.
                        FOR |_| AGAINST |_| ABSTAIN |_|

--------------------------------------------------------------------------------

                                 Change of Address/Comments on Reverse Side. |_|

                                       The signer hereby revokes all proxies
                                       heretofore given by the signer to vote at said meeting or any adjournments thereof.

                  NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.


SIGNATURE(S)____________________________________  DATE__________________________

                              FOLD AND DETACH HERE

                           ARROW(R) INTERNATIONAL, INC.

                        Special Meeting of Shareholders
                                 June 19, 2000
                                   10:00 a.m.
                            Arrow International, Inc.
                              2400 Bernville Road
                             Reading, Pennsylvania